Consent of Independent Registered Public Accounting Firm

The Board of Directors of American National Insurance Company and the Policy Owners of American National Variable Annuity Separate Account:

We consent to the use of our reports included, with respect to the consolidated financial statements of American National Insurance Company and subsidaries as of December 31, 2005 and 2004 and related supplementary schedules, for each of the years in the three-year period ended December 31, 2005 and the financial statements and related financial highlights of American National Separate Accounts as of December 31, 2005 for each of the periods indicated herein and to the reference to our firm under the heading “Experts” in the prospectus in connection with registration on Form N-4.

KPMG LLP

Houston, TXApril
21, 2006